AUDITOR'S CONSENT

We consent to the use in this Annual Report Pursuant to Regulation A of the Securities Act of 1933, Form 1-K of our report dated January 30, 2023 relating to the consolidated financial statements of Shackelford Pharma Inc. for the years ended September 30, 2022 and 2021, appearing in the Form 1-K.

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

January 30, 2023